A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON CHARTERED ACCOUNTANTS

April 6, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Silverado Gold Mines Ltd. (the “Company”). We have read the Company’s current report on 8-K filed with the Securities and Exchange Commission on April 6, 2005 and are in agreement with the first sentence of the first paragraph and the second, third and fourth paragraphs of Item 4.01. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

“AMISANO HANSON”

AMISANO HANSON

750 WEST PENDER STREET, SUITE 604 VANCOUVER CANADA V6C 2T7	TELEPHONE: 604-689-0188 FACSIMILE: 604-689-9773 E-MAIL: amishan@telus.net